Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Partners and Stockholders of

Wheeler Real Estate Investment Trust, Inc. and

Affiliated Companies

Virginia Beach, Virginia

We hereby consent to the incorporation by reference in this Form S-11 of Wheeler Real Estate Investment Trust and Affiliated Companies for the years ended December 31, 2009, 2010, and 2011 of our report dated March 16, 2012 included in its Registration Statement on Form S-11 dated March 16, 2012 relating to the financial statements and financial statement schedules for the three years then ended listed in the accompanying index.

/s/ Cherry, Bekaert & Holland, L.L.P.

Virginia Beach, Virginia

March 16, 2012